Exhibit 3.62

AMENDMENT TO THE
LIMITED LIABILITY COMPANY AGREEMENT OF
CLEARWIRE HAWAII PARTNERS SPECTRUM, LLC

This Amendment to the Limited Liability Agreement of Clearwire Hawaii Partners Spectrum, LLC (this “Amendment”), is made and entered into effective as of this 24th day of March, 2021, by its current member Clearwire XOHM LLC:

WHEREAS, the Limited Liability Agreement (“Agreement”) was executed on September 9, 2006.

WHEREAS, the former member of the Company, Clearwire Hawaii Partners LLC, dissolved in 2014.

WHEREAS, the member of the Company then became Clearwire Communications LLC by operation of law.

WHEREAS, pursuant to a corporate restructure in 2020, the current member of the Company is now Clearwire XOHM LLC (the “Member”).

NOW, THEREFORE, the Member hereby amends the following:

1.	Paragraph 7 of the Agreement is hereby amended in its entirety with the following:

7.          Member. The name and address of the Member are as follows:

Name	Address

Clearwire XOHM LLC	12920 SE 38th St.
Bellevue, WA 98006

IN WITNESS WHEREOF, the Member has executed this Amendment as of the date first set forth above.

CLEARWIRE XOHM LLC

By:	/s/ David A. Miller
David A. Miller
Executive Vice President,
General Counsel & Secretary